Exhibit 4.1

NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

No.

Original Issuance:  January     , 2007

Warrants

FERMAVIR PHARMACEUTICALS, INC.

WARRANTS

FermaVir Pharmaceuticals, Inc., a Florida corporation (“FermaVir”), certifies that, for  value  received,                            , or registered assigns (the “Holder”), is the owner of                                            (       ) Warrants of  FermaVir (the “Warrants”).  Each Warrant entitles the Holder to purchase from FermaVir at any time prior to the Expiration Date (as defined below) one share of the common stock of FermaVir (the “Common Stock”) for $1.00 per share subject to adjustment as hereafter set forth (the “Exercise Price”), on the terms and conditions hereinafter provided.   The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate. The Warrants have been issued as part of an authorized class of            warrants of like tenor.

1.             Expiration Date; Exercise

1.1           Expiration Date.  The Warrants shall expire on January     , 2017 (the “Expiration Date”).

1.2           Manner of Exercise.  The Warrants are exercisable by delivery to FermaVir of the following (the “Exercise Documents”): (a) this Certificate (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price in cash, by check or by “net” exercise as contemplated by Section 1.3 of this Certificate.  Within three business days following receipt of the foregoing, FermaVir shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

1.3           Net Exercise.  In lieu of the payment methods set forth in Section 1.2 above, the Holder may elect to exchange all or some of the Warrant for the number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock purchasable under the Warrants being exchanged (as adjusted to the date of such calculation).

A = the Market Price on the date of receipt by FermaVir of the exercise documents.

B = the Exercise Price of the Warrants being exchanged (as adjusted in accordance with the terms of Section 2 hereof).

The “Market Price” on any trading day shall be deemed to be the average of the last reported sale price of the Common Stock for the five trading days immediately preceding such day, or, in the case no such reported sales take place on any day, the last reported sale price on the preceding trading day on which there was a last reported sales price, as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any national securities exchange or the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization or if Nasdaq is no longer reporting such information.  If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors of FermaVir based on the information best available to it, including recent arms-length sales of Common Stock to unaffiliated persons.

1.4           Restriction on “Net” Exercise.  Notwithstanding any other provision of this Certificate, Holder shall not be permitted to effect a “net” exercise of the Warrants if on the date of exercise the resale of the underlying shares by Holder has been registered under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to a registration statement which is then in effect, and on such date the Holder shall be permitted to resell such shares pursuant to such registration statement.

1.5           Warrant Exercise Limitation.  Notwithstanding any other provision of this Certificate, or the total number of shares of Common Stock otherwise available for purchase by Holder hereunder, if as of the date of exercise FermaVir has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Holder may not exercise any Warrants under this Section 1 if immediately following such exercise Holder would beneficially own 5% or more of the outstanding Common Stock of FermaVir.  For this purpose, a representation of the Holder that following such exercise it would not beneficially own 4.99% or more of the outstanding Common Stock of FermaVir shall be conclusive and binding upon FermaVir.

2.             Certain Adjustments.

2.1           Stock Dividends and Splits. If FermaVir, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by FermaVir pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of FermaVir, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted.  Any adjustment made pursuant to this Section 2.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

2.2           Subsequent Equity Sales.

(a)           If FermaVir or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.
(b)           Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 2 in respect of an Exempt Issuance (defined below).  FermaVir shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not FermaVir provides a Dilutive Issuance Notice pursuant to this Section 2.2, upon the occurrence of any Dilutive Issuance, as applicable, after the date of such Dilutive Issuance, as applicable, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price, regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

(c)           “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company (including shares of Common Stock issued pursuant to the exercise of such options) pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on November 30, 2006, provided that such securities have not been amended since November 30, 2006 to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities below $1.00 per share (subject to adjustment for reverse and forward stock splits and the like), or (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.3           Pro Rata Distributions.  If FermaVir, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

2.4           Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) FermaVir effects any merger or consolidation of FermaVir with or into another Person, (B) FermaVir effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by FermaVir or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) FermaVir effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of FermaVir, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if FermaVir is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and FermaVir shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to FermaVir or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2.4 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

2.5           Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

2.6           Voluntary Adjustment By FermaVir. FermaVir may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of FermaVir.

2.7           Notice to Holders.

(a)           Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 2, FermaVir shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If FermaVir issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, FermaVir shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).

(b)           Notice to Allow Exercise by Holder. If (i) FermaVir shall declare a dividend (or any other distribution) on the Common Stock; (ii) FermaVir shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) FermaVir shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of FermaVir shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which FermaVir is a party, any sale or transfer of all or substantially all of the assets of FermaVir, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (v) FermaVir shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of FermaVir; then, in each case, FermaVir shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of FermaVir, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to exercise this Warrant during the 20-day period commencing on the date of such notice to the effective date of the event triggering such notice.

3.             Reservation of Shares.  FermaVir shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, FermaVir shall promptly seek such corporate action as may necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.             Certificate as to Adjustments.  In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of these Warrants, the Chief Financial Officer of FermaVir shall compute such adjustment in accordance with the terms of these Warrants and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price.  FermaVir shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

5.             Loss or Mutilation.  Upon receipt of evidence reasonably satisfactory to FermaVir of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, FermaVir will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

6.             Representations and Warranties of FermaVir.  FermaVir hereby represents and warrants to Holder that:

6.1           Due Authorization.  All corporate action on the part of FermaVir, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of FermaVir under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken.  These Warrants constitute a valid and binding obligation of FermaVir enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

6.2           Organization.  FermaVir is a corporation duly organized, validly existing and in good standing under the laws of the State referenced in the first paragraph of this Certificate and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

6.3           Valid Issuance of Stock.  Any shares of Common Stock issued upon exercise of these Warrants will be duly and validly issued, fully paid and non-assessable.

6.4           Governmental Consents.  All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of FermaVir required in connection with the consummation of the transactions contemplated herein have been obtained.

7.             Representations and Warranties of Holder.  Holder hereby represents and warrants to FermaVir that:

7.1           Holder is acquiring the Warrants for its own account, for investment purposes only.

7.2           Holder understands that an investment in the Warrants involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrants, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

7.3           Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in protecting its own interest in connection with this transaction.

7.4           Holder understands that the Warrants have not been registered under the Securities Act or under any state securities laws.  Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrants may result in Holder being required to hold the Warrants for an indefinite period of time.

7.5           Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration.  As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to FermaVir any Transfer of the Warrants by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, FermaVir may require the contemplated transferee to furnish FermaVir with an investment letter setting forth such information and agreements as may be reasonably requested by FermaVir to ensure compliance by such transferee with the Securities Act.

8.             Notices of Record Date.

In the event:

8.1           FermaVir shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

8.2           of any consolidation or merger of FermaVir with or into another corporation, any capital reorganization of FermaVir, any reclassification of the capital stock of FermaVir, or any conveyance of all or substantially all of the assets of FermaVir to another corporation in which holders of FermaVir’s stock are to receive stock, securities or property of another corporation; or

8.3           of any voluntary dissolution, liquidation or winding-up of FermaVir; or

8.4           of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, FermaVir will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up.  FermaVir shall use all reasonable efforts to ensure such notice shall be delivered at least 5 days prior to the date therein specified.

9.             Nontransferability.  Holder may not sell or transfer any Warrants to any person without registration under the Securities Act or providing an opinion of counsel acceptable to FermaVir that such transfer may lawfully be made without such registration.  Any such purported transfer shall not be effective as between such purported transferee and FermaVir.

10.          Severability.  If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.          Notices.  All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at the Holder’s address of record in the Company’s warrant register; and if addressed to FermaVir, at FermaVir Pharmaceuticals, Inc., 420 Lexington Avenue, Suite 445, New York, NY 10170, or such other address as FermaVir may designate in writing.

12.          No Rights as Shareholder.  The Holder shall have no rights as a shareholder of FermaVir with respect to the shares issuable upon exercise of the Warrants until the receipt by FermaVir of all of the Exercise Documents.

FERMAVIR PHARMACEUTICALS, INC.

By:
Geoffrey W. Henson, Chief Executive Officer

EXHIBIT “A”
NOTICE OF EXERCISE
(To be signed only upon exercise of the Warrants)

To:          FermaVir Pharmaceuticals, Inc.

The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of FermaVir Pharmaceuticals, Inc. (“FermaVir”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

The undersigned hereby represents and warrants to, and agrees with, FermaVir as follows:

1.             Holder is acquiring the Warrant Shares for its own account, for investment purposes only.

2.             Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3.             Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

4.             Holder understands that the Warrant Shares have not been registered under the Securities Act or under any state securities laws.  Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time.

5.             Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration.  As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to FermaVir any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, FermaVir may require the contemplated transferee to furnish FermaVir with an investment letter setting forth such information and agreements as may be reasonably requested by FermaVir to ensure compliance by such transferee with the Securities Act.

Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6.             Immediately following this exercise of Warrants, if as of the date of exercise FermaVir  has a class  of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of FermaVir (based on the number of shares outstanding set forth in the most recent periodic report filed by FermaVir with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised:

Net Exercise            Yes         No

Dated:

2